Exhibit 10.21

MASTER SERVICE CONTRACT

THIS MASTER SERVICE CONTRACT (hereinafter referred to as “Contract”), effective this 17th day of October, 2013, is by and between BISON TRUCKING LLC (hereinafter referred to as (“Contractor”) and DIAMONDBACK E&P LLC (hereinafter referred to as “Company”).

WITNESSETH:

WHEREAS, Company is employed in numerous business activities, including but not limited to, the exploration, development, production, treatment, storage, and marketing of oil, gas, coal bed methane and other minerals for itself and for the account of others; and

WHEREAS, Company desires to, from time to time, (1) employ the services of Contractor or (ii) purchase or lease goods, equipment or facilities from Contractor in connection with Company’s business activities; and

WHEREAS, Contractor represents that it has (i) fully trained personnel capable of efficiently performing services as required by Company and/or (ii) goods, equipment and facilities that are free from defects and capable of satisfying the requirements of Company as set out herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, the Parties hereto mutually agree as follows:

1. Employment of Contractor – Purchase of Services and/or Goods.

(a) This Contract shall control and govern any and all (i) performance of services by Contractor for Company (the “Services”), and (ii) purchase or lease of goods, materials, supplies, tools, manufactured articles, equipment, or facilities by Company from Contractor (the “Goods”). The Services performed and the Goods delivered (hereinafter collectively referred to as the “Work”) will be as requested by Company and directed by Contractor and will be defined by separate work orders or purchase orders (either verbal or written) (collectively, “Orders”). This Contract shall be deemed to be incorporated in full in every Order. Company shall endeavor to provide written confirmation of any oral Orders within ten (10) working days after same are given, but the failure to do so shall not invalidate the Order or the obligations of the Parties.

(b) Time is expressly declared to be of the essence under this Contract. If Contractor fails to timely perform any Work under this Contract, Company has the option to terminate such Work.

(c) If Contractor is performing drilling operations, Exhibit E (Drilling Operations) is incorporated and made a part hereof; otherwise it shall be deemed stricken.

2. Term. This Contract may be terminated at the option of either Party by giving the other Party thirty (30) calendar days written notice to that effect, but neither Patty hereto shall, by the termination of this Contract, be relieved of its respective liability arising from or incident to Work performed hereunder prior to the time this Contract is terminated or its obligations under Sections 7, 14, 19 and 26.

3. Acceptance of Work. Upon Company notifying Contractor of Work desired, and Contractor’s acceptance thereof, Contractor will commence the Work at the agreed upon time and place, and continue such Work diligently and without delay, in a good and workmanlike manner, and in strict conformity with the specifications and requirements contained herein and in any related Order.

4. No Obligation to Request/Accept Work. This Contract does not obligate Company to issue any Order to Contractor or accept Contractor’s offers in response to a request to perform Work, nor does it obligate Contractor to accept an Order from Company.

5. Contractor Authorized Agent. Any person employed by Contractor and in charge of either the personnel or equipment of Contractor shall be the authorized agent of Contractor for the purpose of accepting any Order.

6. Company Designated Representative. Company shall appoint and provide Contractor written or oral notice of its designated representative for each Work project. No representative shall have authority to change or modify the terms of this Contract unless expressly so authorized in writing by Company.

7. Confidentiality. Information, including geological and geophysical information, obtained by Contractor while performing Work, including but not limited to information concerning depth, formations penetrated, proprietary completion or treatment techniques and protocols, and the results of coring, testing and surveying, is proprietary to Company and confidential and shall not be divulged by Contractor or· Contractor’s employees, agents, representatives or subcontractors to any person or entity other than persons designated by Company in writing. Contractor shall be responsible for the safekeeping and protection of all such information in its (or its employees’, representatives’, agents’ or subcontractors’) control and/or custody and Company shall have the general right of inspection to determine whether such information is secure.

8. Delivery Tickets/Time Sheets and Maintenance of Records.

(a) Delivery tickets covering any Goods furnished hereunder or in connection with any Services and time sheets covering any Work shall be in a form acceptable to Company and shall be delivered to Company each day at the office of Company or the Work site, as designated by Company. Each delivery ticket and time sheet shall be properly certified by Contractor. Upon receipt of such delivery tickets and time sheets, a representative of Company shall review and approve same (if satisfactory) in writing.

(b) Contractor agrees to retain all books and records (i.e., payroll records, accounting records, payment records, invoices, time reports and travel/entertainment expense reports) relating to Work performed hereunder for a twenty-four (24) month period commencing at the end of the calendar year in which the applicable Work was completed, and for any additional period as may be necessary to permit Company to complete any audit commenced within such period. These records should, at minimum, include rate schedules prevailing during the Contract term, payroll records of individuals performing Work under the Contract, invoices for purchases for Company’s account and any expense reports including reports for travel and entertainment of Company’s employees or representatives, Representatives and auditors of Company shall have access at any time during normal working hours to the books and records maintained by Contractor relating to this Contract and any of the Work performed hereunder, and shall have the right to copy and audit such books and records.

9. Terms of Payment.

(a) Company will pay Contractor for Work satisfactorily rendered hereunder (i) in accordance with Contractor’s published schedule of rates and/or prices, as such rates and/or prices are in effect on the date of the Order after application of published or agreed discounts and credits or (ii) at such other rates and/or prices as are agreed to by Contractor and Company in the applicable Order.

(b) Prior to acceptance of any Order, Contractor shall deliver to Company a copy of any revisions to the rate and price schedule in effect on the date of this Contract. No such revisions shall be effective until approved by Company and in no event sooner than ten (10) days after such notice is received by Company unless otherwise agreed to by Contractor and Company.

(c) The rates to be paid to Contractor by Company for the actual performance of the Work shall be in lieu of any other charges for materials or supplies furnished by Contractor for use in the Work or any separate charges for transportation of tools, equipment and labor or time required to transport tools, equipment and labor to and from the location of such Work, unless otherwise specified in the scheduled rates.

(d) No stand-by rate or other rates shall apply for personnel or equipment when such personnel or equipment is not at Company’s disposal.

(e) The Parties expressly agree that, except as expressly provided herein to the contrary, the rates agreed to be paid to Contractor by Company shall be inclusive of (i) insurance premiums paid by Contractor in acquiring and maintaining the insurance required by this Contract, and (ii) taxes, fees, licenses and permits required pursuant to Section 12 hereof. Contractor represents to Company that all rate schedules of Contractor provided to Company include the foregoing matters.

10. Time of Payment.

(a) Contractor shall provide Company an invoice in a form acceptable to Company at Company’s address set forth herein, in accordance with instructions provided at the time of the issuance of the applicable Order, or if no such instructions were given, at the end of each month during the course of the Work. Payment shall be made by Company within sixty (60) days of receipt of Contractor’s invoice for Work performed to Company’s satisfaction.

(b) If Company disputes any item billed; Company shall, within sixty (60) days of receipt of Contractor’s invoice, notify Contractor of the item disputed and specify Company’s complaint. Payment of such item shall be withheld until settlement of the dispute; however, any undisputed portion shall be paid within the time period specified. Invoices received in a form unacceptable to Company or not in accordance with this Contract shall be returned by Company to Contractor unpaid within sixty (60) days of receipt by Company.

11. Standard of Performance.

(a) Contractor warrants (i) that all Work shall be performed in compliance with all applicable laws, rules and regulations (including all safety codes, statutes, regulations, precautions, and procedures) and utilizing all necessary or desirable personal protective equipment and devices whether suggested or required by safety associations, government agencies, municipalities or otherwise; (ii) that all Work shall be done with the utmost skill, care and diligence, in a good and workmanlike manner, in accordance with the terms hereof and good industry standards of performance and in a timely manner and shall conform to all terms and specifications set forth in the applicable Order and/or this Contract and any other written instructions applicable to the Work; (iii) that all Goods and Contractor’s tools, machinery and equipment shall be the best quality for their purposes, maintained to be free from defect, meet all engineering standards and specifications provided by Company, have been prepared, tested and shipped in accordance with the provisions hereof and in all applicable Orders and shall be free and clear of any liens, encumbrances or security interests; and (iv) that Contractor, its subcontractors and their employees are sufficiently experienced and suitably trained to perform the Work.

(b) Contractor shall obtain, and assign to Company, to the maximum extent reasonably possible, manufacturer, vendor and supplier warranties with respect to Goods, materials, supplies, tools, machinery and equipment obtained or used by Contractor in the performance of the Work.

(c) Any portion of the Work found defective or unsuitable shall be promptly removed, replaced or corrected by Contractor without additional charge to Company.

(d) Contractor shall comply with the terms and conditions regarding drugs and alcohol set forth in Exhibit A hereto.

(e) If Company shall have reason to be dissatisfied with the conduct of Contractor’s employees or representatives employed on Company’s premises, Contractor shall, on receiving particulars of the complaint, promptly investigate and, if necessary, make a change in the appointment or practices required to provide the Work contracted for. Contractor shall not employ in connection with any Work any employee whose employment violates applicable labor laws.

(f) Unless otherwise specified in the Order, Contractor shall deliver (or cause to be delivered) all Goods F.O.B. the location specified in the Order.

(g) Re-Performance of the Work or alterations, repairs or replacements necessary to meet the standard of care and warranties in this Section 11 shall not constitute Company’s exclusive remedy with respect to the applicable Order or this

Contract. Company’s failure to make an inspection or test or to discover defective workmanship, Services or Goods shall not relieve Contractor from any responsibility under the applicable Order, and payment of any funds by Company shall not constitute a waiver of such defects.

12. Compliance with Laws.

(a) Contractor shall obtain all permits and licenses required for it to perform the Work and shall otherwise comply with all laws, rules, regulations, ordinances, judgments, orders and other official acts of all federal, state, municipal, foreign and other agencies or regulatory bodies (“Governmental Authorities”) that are now or may, in the future, become applicable to Contractor and Contractor’s business, equipment and personnel engaged in the performance of the Work or this Contract, or arising out of or incident to such performance. Specifically, Contractor shall comply, where required by law, with the Environmental Laws set forth in Exhibit B hereto and the Federal Contract Provisions set forth in Exhibit C hereto.

(b) Contractor further agrees to pay all taxes, charges and fees levied or assessed on Contractor by any Governmental Authority in connection with or incident to the performance of the Work or this Contract, including but not limited to unemployment insurance, withholding taxes, social security taxes, old age benefits and other social security benefits and taxes upon wages of Contractor, its agents, employees and representatives. Contractor agrees to reimburse Company on demand for all such taxes, fees, licenses and charges that Company may be required or deem it necessary to pay on account of the agents, employees and representative of Contractor or its subcontractors.

13. Force Majeure. Under the terms of this Contract, “Force Majeure” shall mean acts of God, strikes, lockouts, other industrial disturbances, acts of the public enemy, laws and regulations, wars or war-like action, arrests or other restraints of governments (civil or military), blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, hurricanes, fires, storms, floods, washouts, civil disturbances, confiscation or seizure by any government or public authority, and any other similar causes, that are not reasonably within the control of the Party claiming a Force Majeure and that by the exercise of due diligence such Party shall not have been able to avoid or overcome. Except as specifically provided otherwise in this Contract, if either Party is rendered unable, wholly or in material part, by reason of Force Majeure to carry out any of its obligations hereunder, then on such Party’s giving notice and reasonably full particulars of such Force Majeure in writing to the other Party within five (5) days after the occurrence of the cause relied on, such obligation of the Party giving such notice, so far as it is affected by such Force Majeure, shall be suspended during the continuation of any inability so caused and such cause shall, as far as practicable, be remedied with all reasonable dispatch by such party; provided, this Section shall not be construed to require a Party to settle or overcome labor disputes or strikes, except on terms satisfactory to the affected Party in its sole discretion.

14. Indemnity Obligations.

(a) Definitions. The following terms shall have the designated definitions.

“Company Group” shall mean, individually or in any combination, Company, the Company’s parent, affiliates, subsidiaries, joint venturers, joint interest owners, partners, co-owners, co-lessees, contractors (other than Contractor) and subcontractors and each of their respective directors, officers, agents, representatives, employees and invitees.

“Contractor Group” shall mean, individually or in any combination, Contractor, the Contractor’s parent, affiliates, subsidiaries and subcontractors, and each of their respective directors, officers, agents, representatives, employees and invitees.

“Defend” shall mean the obligation of the indemnitor at the indemnitees’ election (i) to defend the indemnitees at its sole expense or (ii) to reimburse the indemnitees’ reasonable expenses incurred in defending themselves. Notwithstanding the indemnitee’s election of option (i) above, the indemnitee shall be entitled to participate in its defense.

“Claims” shall mean all claims, demands, causes of action, liabilities, damages, judgments, fines, penalties, awards, losses, costs, expenses (including, without limitation, attorneys’ fees and costs of litigation) of any kind or character arising out of, or related to, the performance of or subject matter of this Contract or any work, including, without limitation, property loss, destruction or damage, personal or bodily injury, sickness, disease or death, loss of services and/or wages, or loss of consortium or society.

(b) GENERAL INDEMNITY. CONTRACTOR SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS COMPANY GROUP FROM AND AGAINST ANY AND ALL CLAIMS ARISING IN FAVOR OF ANY PERSON OR ENTITY, INCLUDING, BUT NOT LIMITED TO, CONTRACTOR’S SUBCONTRACTORS, REPRESENTATIVES, EMPLOYEES, AGENTS, OR INVITEES (OR THEIR REPRESENTATIVES, EMPLOYEES, AGENTS, OR INVITEES) EXCEPT AS MAY RESULT FROM THE SOLE OR CONCURRENT NEGLIGENCE (THAT IS, TO THE EXTENT OF THE PERCENTAGE OF THE NEGLIGENCE) OF COMPANY GROUP. COMPANY SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS CONTRACTOR GROUP FROM AND AGAINST ANY AND ALL CLAIMS ARISING IN FAVOR OF COMPANY’S SUBCONTRACTORS, REPRESENTATIVES, EMPLOYEES, AGENTS, OR INVITEES (OR THEIR REPRESENTATIVES, EMPLOYEES, AGENTS, OR INVITEES) EXCEPT AS MAY RESULT FROM THE SOLE OR CONCURRENT NEGLIGENCE (THAT IS, TO THE EXTENT OF THE PERCENTAGE OF THE NEGLIGENCE) OF CONTRACTOR GROUP.

(c) INDIRECT OR CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY’S GROUP (AS DEFINED ABOVE) FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES RELATED TO OR IN CONNECTION WITH THIS CONTRACT, THE SERVICES OR ANY EQUIPMENT, INCLUDING BUT NOT LIMITED TO ANY

CLAIMS IN CONNECTION WITH INJURY, LOSS OR DAMAGE TO ANY PROPERTY, ANY LOSS OF PROFITS OR BUSINESS OPPORTUNITY, AND ANY LOSS OF USE OF THE EQUIPMENT, IRRESPECTIVE OF THE REASON OR CAUSE OF SUCH DAMAGES, WHETHER ANY OF SUCH DAMAGES OCCUR DURING OR AFTER THE PERIOD OF THIS CONTRACT, OR THAT THE CLAIM FOR SUCH DAMAGES IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF ANY NATURE WHATSOEVER.

(d) INTELLECTUAL PROPERTY INDEMNITY. CONTRACTOR SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS COMPANY GROUP FROM ANY AND ALL LOSSES FOR INFRINGEMENT OF A PATENT OR PATENTS, COPYRIGHTS, TRADEMARKS OR ANY OTHER INTELLECTUAL PROPERTY RIGHT OR TRADE SECRETS MISAPPROPRIATION GROWING OUT OF OR INCIDENT TO THE WORK OR THE EQUIPMENT OR MATERIALS FURNISHED BY CONTRACTOR IN ITS PERFORMANCE OF THE WORK.

(e) Anti-Indemnity Statutes. In the event this Contract is subject to the indemnity limitations of any state anti-indemnity statute (including, but not by way of limitation, Chapter 127 of the Texas Civil Practices and Remedies Code or any successor statute), and so long as such limitations are in force, each Party covenants and agrees to support the mutual indemnity obligations contained in this Section 14 by carrying insurance (or qualified self-insurance) of the types and in the amounts not less than those specified in Exhibit D to this Contract, for the benefit of the other Party. In the event this Contract is subject to the indemnity limitations of Wyoming (including, but not by way of limitation, Wyo. Stat. §§ 30-1-131, et seq. or any successor statute), this Section 14 shall be interpreted to give the fullest effect to it terms not inconsistent with the provisions of those limitations.

(f) Enforcement of this Contract. Nothing in this Section 14 shall be construed to prevent either Patty from enforcing their rights under the terms of this Contract.

15. Insurance.

(a) Contractor’s Insurance. Contractor shall carry insurance (with insurance companies with a minimum Bests Rating of A-, X or its equivalent from other professional rating companies satisfactory to Company) in the amounts set forth in Exhibit D effective prior to the commencement of any Work under this Contract, and such insurance shall be maintained in full force and effect at all times Work is performed and/or this Contract is in effect. In each such policy, except Worker Compensation and Employers Liability, to the extent of the liabilities agreed to be assumed by Contractor, Contractor shall cause (i) the insurer to waive all rights of subrogation against Company Group, (ii) Company Group to be listed as additional insureds and (iii) such policy to be primary as to any other policy of Company Group or otherwise. Before engaging in any Work hereunder, Contractor shall furnish Company an executed Certificate of Insurance (in form satisfactory to Company) evidencing the foregoing insurance. Contractor shall cause each insurer to agree to give Company at least thirty (30) days written notice of cancellation or expiration of any such policies or of any other changes that would materially reduce the limits or coverage (or increase the costs to Company) of such policies. Notwithstanding any provision herein to the contrary, failure to secure the insurance coverage, the failure to comply fully with any of the insurance provisions of this Contract, or the failure to secure such endorsements on the policies as may be necessary to carry out the terms and provisions of this Contract, (x) shall in no way act to relieve Contractor from the obligations of this Contract, and (y) shall constitute grounds for the immediate termination of this Contract by Company (in addition to any other rights or remedies available to Company).

(b) Waiver of Subrogation. Company and Contractor each hereby waives any and all rights of recovery against the other Group, as defined above, for loss of or damage to such waiving Party or its property or the property of others under its control, where such loss or damage is insured under any insurance policy in force at the time of such loss or damage. Company and Contractor shall, upon obtaining the policies of insurance required hereunder, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Contract.

16. Incident Report. Contractor shall immediately notify Company in the event of any incident resulting in injury to any person or property damage in excess of $500.00 and arising out of the Work. Contractor shall prepare and furnish Company a copy of all incident report within ten (10) calendar days thereof, and when requested, shall furnish Company with a copy of all reports made by Contractor to Contractor’s insurers with respect thereto.

17. Independent Contractor. Contractor shall be an independent contractor with respect to the performance of all Work, and neither Contractor nor anyone employed by Contractor shall be deemed for any purpose to be the employee, agent, servant, borrowed servant or representative of Company in the performance of any Work. Company shall have no direction or control of Contractor or its employees, agents, representatives or subcontractors, except in the results to be obtained. However, the foregoing shall in no way affect or preclude the right of the Company Group to assert any statutory employer defense or other defense which may exist. The Work contemplated herein shall meet the approval of Company and be subject to the general right of inspection of Company to secure the satisfactory completion thereof. The actual performance and supervision of all Work shall be by Contractor, but Company or its representatives shall have full and complete access to the Work site to determine whether the Work is being performed by Contractor in accordance with all provisions of this Contract and applicable Orders and for reasons otherwise stated in this Contract. No provisions herein shall be construed as creating a partnership), joint venture or other association whereby the Company and Contractor would be jointly liable or liable as partners or co-venturers.

18. Protection from Liens. Contractor shall timely pay and discharge all claims to third party vendors or service providers for Goods and Services furnished to Company hereunder and to allow no lien or charge to become fixed upon any property of Company or any property under the management or control of Company, including any property for which Company is providing goods or services. Contractor shall defend, indemnify and hold harmless Company against any and all such claims or liens. In the event of any such claim or lien, Company shall have the right to withhold payment from Contractor of an amount sufficient to satisfy any such claim or lien together with all expenses, costs or legal fees related thereto. All requests for payment by Contractor shall be accompanied by proof satisfactory to Company that there are no unsatisfied claims for such third party Goods or Services. Contractor hereby waives, and releases Company and all its successors and assigns from, all claims, demands, liens, security interests and other rights of every kind and character, whether constitutional, statutory, contractual, tortious or equitable, that Contractor now holds or may acquire in, on or against the property of the Company, now owned or hereafter acquired or any property now or in the future under the management or control of Company, provided however that nothing herein shall be interpreted to prevent Contractor from claiming, filing or enforcing any liens when the rights thereto arise directly from Company’s failure to pay Contractor in breach of this Contract.

19. Restoration of Work Site. Upon completion of any Work performed hereunder, Contractor shall remove its surplus material and equipment from the Work site, shall clean up the Work site in a diligent, good and workmanlike manner and dispose of its own waste and trash in a lawful manner.

20. Conflict of Interest. Except as otherwise expressly provided herein, neither Contractor nor any director, employee, or agent of Contractor or its subcontractors or vendors shall give to or receive from any director, employee, or agent of Company any gift, entertainment or other favor of significant value, or any commission, fee or rebate. Likewise, neither Contractor nor any director, employee, or agent of Contractor or its subcontractors or vendors shall, without prior written notification thereof to Company, enter into any business relationship with any director, employee, or agent of Company or any affiliate, unless such person is acting for and on behalf of Company. Contractor shall promptly notify Company of any violation of this Section and any consideration received as a result of such violation shall be paid over or credited to Company. In the event of any violation of this Section, including any violation occurring prior to the date of this Contract, resulting directly or indirectly in Company’s issuance of Orders to Contractor, Company may at Company’s sole option terminate this Contract and notwithstanding any other provision of this Contract, pay Contactor only that amount earned prior to the date of termination. Any designated representative for Company may audit any and all records of Contractor Group for the purpose of confirming compliance with this Section.

21. Precedence of Agreements and Conflict of Provisions. In the event there should be any conflict or ambiguity created between the provision of this Contract and any Order, Contractor’s work ticket, invoice, statement, published rate schedule or any other type of memoranda, whether written or oral, between Company and Contractor, or subsequent agreements between the Parties dealing with the subject matter as this Contract, the provisions of this Contract shall control unless modified pursuant to the strict application of Section 23 below.

22. Assignment of Contract/Subcontracts. Contractor agrees not to subcontract or assign this Contract or any Work to be furnished hereunder without the prior written consent of Company, and the assignment of this Contract or the subcontracting of any Work to be performed hereunder, if so permitted by Company, shall not relieve Contractor of its duties or obligations hereunder. If Contractor attempts to subcontract or assign this Contract or any Work to be furnished hereunder without such consent, such attempted assignment and subcontracting shall be void and this Contract may be immediately terminated at the option of the Company notwithstanding Section 2 above. All subcontractors shall have the minimum insurance prescribed herein and otherwise comply with the terms of this Contract.

23. Modification of Contract. No change, modification, extension, renewal, ratification, revision, discharge, abandonment or waiver of this Contract or any of the provisions hereof or any representation, promise or condition relating to this Contract shall be binding upon the Parties unless made in writing, executed by both Parties, and specifically referencing this Section 23 of this Contract, provided that such reference shall be initialed by the representative of each Party, and provided further that such representatives must be at a management or officer position within the respective party equal to or greater than the representative executing this Contract.

24. Termination. Company, in its sole discretion, may terminate for any reason and at any time the Work being performed by Contractor hereunder whether such Work commenced under oral or written Orders. The termination of any such Work shall not cancel this Contract and Contractor shall receive its normal compensation pursuant to Section 9 of this Contract prorated to the actual hour of termination for Services completed and Goods delivered.

25. Attorney’s Fees. In the event that either Party institutes suit to enforce any right or obligation against the other Party arising from or incidental to this Contract, then the prevailing Party shall be entitled to recover reasonable attorney’s fees and court costs.

26. Notices. All notices to be given with respect to this Contract shall be considered as given to Company and to the Contractor, respectively, if given in writing and delivered personally or sent by registered or certified mall, return receipt requested, courier service with evidence of receipt or by confirmed facsimile, telex or other form of telecommunication. General correspondence pertaining to this Contract and applicable Work or Orders may be sent by regular mail. Such notices shall be effective when delivered if delivered personally or when placed in the mail if mailed in the manner provided above to the addresses shown below.

The address of notice for Company shall be:

    14301 Caliber Drive, Suite 300

    Oklahoma City, OK 73134

    Fax Number: (405) 286-5920

    Attn: Chief Financial Officer

The address of notice for Contractor shall be:

    Bison Trucking LLC

    P.O. Box 61727

    Midland, TX 79711

    Attn: Patty Reid

The addresses given herein may be changed by either Party advising the other in writing of its new address.

27. Severability. If any term or provision of this Contract is held by a court or agency of competent jurisdiction to be inconsistent with or contrary to any applicable federal, state or local law, rule or regulation, said term or provision shall be deemed to be modified to the extent required to comply with said law, rule or regulation, and as so modified said provision and this Contract shall continue shall continue in full force and effect.

28. Integration. This Contract supersedes any and all other agreements, either oral or in writing, between the Parties with respect to the subject matter hereof and contains all of the covenants and agreements between the Parties with respect to the subject matter.

29. Waiver. The failure of either Party to exercise any of its rights or remedies hereunder shall not act as a waiver of such rights or remedies nor shall such failure excuse the other Party from any of its obligations hereunder.

30. Third Party Beneficiaries. Except as provided in Section 14 with regard to Contractor Group and Company Group, nothing herein shall be construed to confer any benefit on any third party not a party to this Contract nor to provide any rights to such third parties to enforce the provisions hereof.

31. Choice of Law. The Parties expressly agree that, since this Contract may include performance at various locations, the obligations and liabilities assumed by the Parties hereunder should not be subject to variation in interpretation by reasons of the geographical locale of Work site. The Parties therefore agree that this Contract, and the enforcement, interpretation and construction thereof shall, to the maximum extent allowed, be governed solely by the laws of the State of Texas, without regard to any conflicts of law principles of said jurisdiction that might require the application of the laws of another jurisdiction.

32. Survival. The representations and warranties by Contractor, and the indemnities in this Contract shall survive the completion of any Work performed hereunder by Contractor and the termination of this Contract.

33. Headings for Convenience. Sections of this Contract have been labeled for the convenience of the Parties and such headings are not to be utilized for the purpose of construing the meaning of any provision of this Contract.

34. Multiple Counterparts. This contract may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Contract effective as of the date first written above.

CONTRACTOR:	BISON TRUCKING LLC

	Signed By:	/s/ Joe Dale Price
	Printed Name:	Joe Dale Price
	Printed Title:	President

COMPANY:	DIAMONDBACK E&P LLC

	Signed By:	/s/ R.J. Holder
R.J. Holder
Vice President

EXHIBIT A

DRUG AND ALCOHOL POLICY

Prohibition of Drugs and Alcohol. Contractor agrees to be responsible for ascertaining, maintaining, and monitoring the alcohol and drug free status of its and its subcontractors’ employees who are employed on Company’s property and, to that end, agrees to the following minimum requirements:

(a) Company reserves the right to ban from its property any of Contractor’s or its subcontractors’ employees who cannot establish that they are drug and alcohol free to Company’s satisfaction.

(b) Contractor’s and its subcontractors’ employees shall not be permitted to perform Work on Company’s property without first consenting to undergo periodic drug or alcohol screening tests.

(c) If the performance of any of Contractor’s and its subcontractors’ employees on Company’s property appears erratic or impaired or after any accident or safety violation where, in Company’s sole opinion, such employee’s actions indicate that the accident or violation could reasonably have been caused by alcohol or drug use, Company may direct Contractor to remove such employee from Company’s property at Contractor’s sole cost. No employee so removed shall be permitted to return to Company’s property without first undergoing a medical examination that establishes to Company’s satisfaction that the condition was not drug or alcohol related.

(d) Company reserves the right to undertake a search of Contractor’s and its subcontractors’ employees personal effects that are located on Company’s property at any time during the performance of the Work to ascertain whether such employees have in their possession drugs, alcohol or any other controlled dangerous substance and the unexcused possession of such will constitute cause for Company to immediately seek replacement of such employees.

(e) Notwithstanding any compliance by Contractor with the requirements set forth herein, and notwithstanding Company’s satisfaction with Contractor’s means of demonstrating compliance herewith, Contractor shall be and remain fully responsible for any and all failures, and the consequences thereof, to ensure that its and its subcontractors’ employees are drug and alcohol free in transit while working on Company’s property.

EXHIBIT B

ENVIRONMENTAL LAWS

l. Compliance with Environmental Laws. Contractor shall give all notices and otherwise fully comply with all laws, statutes, regulations, ordinances, rules, standards, orders or determinations of any local, state or federal governmental authority (including related determinations, interpretations, orders or opinions by any judicial or administrative authority) that has jurisdiction over the Contractor, the Work or the Work site pertaining to protection or conservation of the air, land, water, human health, industrial hygiene or other aspects of the environment, including, without limitation, the following statutes, as supplemented and amended from time to time: the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Federal Oil Pollution Act of 1990 and comparable state and local statutes and implementing rules or regulations (“Environmental Laws”).

2. Hazardous Materials. Contractor represents and warrants to Company that upon delivery or performance of the Work, the Work will not contain or otherwise have incorporated into it any chemical, material or other substance defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous chemical,” “hazardous chemical substance,” “hazardous waste,” or “toxic substance” or words of similar meaning and regulatory effect, as such terms are defined under any Environmental Laws, any broader definition of such terms that is used by a state or locality that has jurisdiction over the Work, or the site or any interpretation by administrative or judicial authorities, or any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to human health and safety including, without limitation, asbestos in any form and polychlorinated biphenyls.

3. Notice of Spills. Contractor shall notify Company as soon as possible after discovery or containment (and in no event later than 1 hour) following any accident or spill involving the release of any chemical, material or other substance described in 2 above.

EXHIBIT C

FEDERAL CONTRACT PROVISIONS

Contractor shall fully comply with the following statutes and executive orders as well as the regulations, orders and rules promulgated thereunder, where required by law, and such statutes and executive orders are hereby incorporated in this Contract by reference as if fully set out: (1) Equal Opportunity Clause (Applicable to all Short Forms for amounts in excess of $10,000, 41 CFR 60-1.4); (2) Affirmative Action Compliance Programs (Applicable to Short Forms for amounts of $50,000 or more and if Owner has 50 or more employees, 41 CFR 60-1.40); (3) Equal Employment Opportunity Reporting Requirements (Applicable to Short Forms for amounts of $50,000 or more and if Owner has 50 or more employees, 41 CFR 60-1.7); (4) Employment of the Handicapped (Applicable to Short Forms for amounts of $2,500 or more, 41 CFR 60-741); (5) Employment of Disabled Veterans and Veterans of the Vietnam Era (Applicable to Short Forms for amounts of $10,000 or more, 41 CFR 60-250); (6) Utilization of Small Business Concerns and Small Disadvantaged Business Concerns (Applicable to Short Forms for amounts of $10,000 or more, 48 CFR 52.219-8); (7) Utilization of Women-Owned Business concerns (Applicable to Short Forms for amounts of $25,000 or more, 48 CFR 52.219-8); (8) Utilization of Labor Surplus Area Concerns (Applicable to Short Forms for amounts of $25,000 or more, 48 CFR 52.219-l to 52.219-21); (9) Small Business and Small Disadvantaged Business Concerns and Labor Surplus Area Concerns (Applicable to Short Forms for amounts of $500,000 or more, 48 CFR 52.219-9); (10) Clean Air and Water (Applicable to Short Forms for amounts of $100,000 or more, 48 CFR (ch. 1) 23.104; 48 CFR (Ch. 1) 52.223-2); and (11) Hazardous Material Indemnification and Material Safety Data (Applicable when it is contemplated that the Short Form will require delivery of hazardous materials as defined in 29 USC 651, et seq.; 29 CFR 1901, et seq.).

Contractor certifies that it does not maintain or provide for its employees any segregated facilities at any of its establishments, and that it does not permit its employees to perform their services at any location, under its control, where segregated facilities are maintained. It certifies further that it will not maintain or provide for its employees any segregated facilities at any of its establishments and that it will not permit its employees to perform their services at any location, under its control, where segregated facilities are maintained. The Contractor agrees that a breach of this certification is a violation of the Equal Opportunity Clause. As used in this certification, the term “segregated facilities” means but is not limited to any waiting rooms, work areas, rest rooms and wash rooms, restaurants and other eating areas, time clocks, locker rooms and other storage or dressing areas, parking lots, drinking fountains, recreation or entertainment areas, transportation and housing facilities provided for employees which are segregated by explicit directive or are in fact segregated on the basis of race, color, religion, sex, or national origin, because of habit, local custom or otherwise. It further agrees that (except where it has obtained identical certifications from proposed subcontractors for specific time periods) it will obtain identical certifications from proposed subcontractors prior to the award of subcontracts exceeding $10,000 which are not exempt from the provisions of the Equal Opportunity Clause; that it will retain such certification in its files; and that it will forward the following notice to such proposed subcontractors (except where the proposed subcontractors have submitted identical certificates for specific time periods):

“NOTICE TO PROSPECTIVE SUBCONTRACTORS OF REQUIREMENT FOR CERTIFICATIONS OF NONSEGREGATED FACILITIES.

A Certification of Nonsegregated Facilities must be submitted prior to the award of any subcontract exceeding $10,000 which is not exempt from the provisions of the Equal Opportunity Clause. The certification may be submitted either for each subcontract or for all subcontracts during a period (i.e. quarterly, semiannually or annually).” Note that the penalty for making false statements is prescribed in 18 U.S.C. 1001.

EXHIBIT D

REQUIRED INSURANCE

A. WORKERS’ COMPENSATION AND EMPLOYER’S LIABILITY insurance covering employees engaged in operations hereunder in compliance with all applicable state and federal laws. Coverage to include:

(i)	Workers’ Compensation statutory benefits for those states where operations are conducted. A rejection of the Workers’ Compensation Act in Wyoming will not be considered valid compliance with this provision. (Owners, who are sole proprietors, may provide valid proof of Health/Medical Insurance coverage to comply with the requirements of the Worker’s Compensation Act.)

(ii)	Employer’s Liability limits of $1,000,000 each employee, $1,000,000 each employee/disease, and $1,000,000 policy limit.

(iii)	Endorsements providing coverage under Voluntary Compensation, and for Alternate Employers, where applicable.

(iv)	Policy to be endorsed to provide that a claim brought “in rem” shall be treated as a claim brought against the insured.

B. COMMERCIAL GENERAL LIABILITY insurance with a limit of $1,000,000 per occurrence, subject to a $1,000,000 General Aggregate and including the following:

(i)	Separate Aggregate limit of at least $1,000,000 for claims under the Products and Completed Operations hazard.

(ii)	Contractual liability coverage covering all operations without regard to any limitations set forth in this Contract.

(iii)	Sudden and Accidental Pollution Liability coverage of at least $1,000,000.

C. BUSINESS AUTOMOBILE insurance covering all Owned, Hired and Non-Owned vehicles with a combined single limit for bodily injury and property damage liability of $1,000,000 per accident or occurrence.

For all coverages shown above, the territorial limits of the policies shall extend to any area of the world in which the Work is to be conducted.

The Certificate of Insurance required under Paragraph 15 Insurance of the Master Service Contract shall list Diamondback E&P LLC as certificate holder and additional named insured.

EXHIBIT E

DRILLING OPERATIONS

CONTRACTOR RESPONSIBILITY AND EQUIPMENT REQUIREMENT

l)	Responsibility for loss or damage:

1.	Contractor’s Surface Equipment: Contractor shall assume liability at all times, regardless of whether the Work is being performed on a footage basis or daywork basis, for damage to or destruction of Contractor’s surface equipment, regardless of when or how such damage or destruction occurs, except for such loss or damage as provided in Paragraph 4. below, and Contractor shall release Company of any liability for such loss.

2.	Contractor’s In-Hole Equipment - Footage Basis: Contractor shall assume liability at all times while Work is being performed on a footage basis for damage to or destruction of Contractor’s in-hole equipment, including, but not limited to, drill pipe, drill collars, and tool joints, and Contractor shall release Company of any liability for any such loss, except as provided for in Paragraph 4. below.

3.	Contractor’s In-Hole Equipment - Daywork Basis: In the event the hole should be lost or damaged while Contractor is performing Work on a Daywork Basis, Company shall assume liability for damage to or destruction of Contractor’s in-hole equipment, including, but not limited to, drill pipe, drill collars, and tool joints, and Company shall reimburse Contractor for the value of any such loss or damage; the value to be determined by agreement between Contractor and Company as current repair cost of such equipment delivered to the wellsite, but in no event not to exceed 100% of depreciated value of equipment lost.

4.	Company’s Equipment - Environmental Loss or Damage: Notwithstanding the provision of Paragraph 1. above, Company shall assume liability at all times for damage to or destruction of Contractor’s equipment caused by exposure to highly corrosive or otherwise destructive elements, including those introduced into the drilling fluid.

5.	Downtime due to Inclement Weather: Company shall not pay standby for equipment not working due to bad weather or site conditions which do not allow access to Work site.

2)	Equipment Required to Drill and Complete:

1.	Contractor shall supply drilling rig of sufficient rating to safely handle drill string and casing weights.

2.	Contractor shall supply a mud pump adequately sized to effectively circulate the drill hole with sufficient volume and pressure rating with relationship to given hole size, depth, drill string, and drilling fluid type.

3.	Contractor shall supply an air compressor and air foam injector pump with minimum acceptable rating of 250-psi discharge pressure with 750 cubic feet per minute volume.

4.	Contractor shall supply a water truck with vacuum pump or pressure pump capable of handling a minimum of 60 barrels (42 gallons per barrel) of water. Truck must be capable of and equipped for off-road travel in adverse weather conditions.

5.	Contractor shall furnish a Washington diverter, or Company approved equivalent, with 6” valve and 6” diameter vent line of sufficient length to meet BLM and/or WOGCC requirements.

6.	Contractor shall provide API drill pipe and drill collars in well-maintained condition.

7.	Contractor may furnish an underreamer sized to be run through 7” OD 20# casing into 6-1/4” pilot hole to provide 12” diameter hole with cutter arms extended.

8.	Contractor may furnish backhoe at the site. Company will furnish earth pits at each drill site for drill fluids and cuttings.